EXHIBIT 5.1

January 16, 2023

Blum Holdings, Inc.

3242 S. Halladay Street, Suite 202

Santa Ana, California 92705

Ladies and Gentlemen:

We have acted as counsel to Blum Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing of Post-Effective Amendments No. 1 (the “Post Effective Amendments”) to the Registration Statements on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), by Unrivaled Brands, Inc., a Nevada corporation (the “Predecessor”), on September 2, 2021 (Registration No. 333-259254), March 27, 2020 (Registration No. 333-237453), October 4, 2019 (Registration No. 333-234106), and March 6, 2019 (Registration No. 333-230081) (collectively, the “Registration Statements”). The Registration Statements, as amended by the Post-Effective Amendments, relate to the offering of shares of common stock, par value $0.001 per share, of the Company (the “Shares”) that may be offered from time to time pursuant to the Company’s UMBRLA, Inc. 2019 Equity Incentive Plan, as amended (the “UMBRLA Plan”), Terra Tech Corp. Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”), and Terra Tech Corp. 2016 Equity Incentive Plan (the “2016 Plan” and together with the UMBRLA Plan and 2018 Plan, the “Plans”).

The Company became the successor to the Predecessor on January 12, 2024 for purposes of Rule 414 under the Act pursuant to the Agreement and Plan of Merger, dated as of October 9, 2023, whereby the Predecessor merged with the Company’s wholly-owned subsidiary, with Predecessor being the surviving corporation, and each outstanding share of capital stock of the Predecessor was exchanged automatically on a one-for-one basis for a share of capital stock of the Company so that the Predecessor became a wholly-owned subsidiary of the Company. The Company is filing the Post-Effective Amendments to adopt the Registration Statements pursuant to Rule 414(d) under the Act as the successor issuer to the Predecessor.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us, (ii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us, (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals, (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete, (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto (other than the Company), (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion set forth below are true and correct, and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation.

Blum Holdings, Inc.

January 16, 2023

Based upon the foregoing and subject to the assumptions, qualifications, limitations, and exceptions set forth below, we are of the opinion that the Shares have been duly authorized, and the Shares, when issued and delivered by the Company and, as applicable, paid for, in the manner described in the Registration Statements and the Plans and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws). This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendments. The giving of this consent, however, does not constitute an admission that we are within the category of persons whose consent is required by Section 7 of the Act.

The opinions included herein are expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP

2049 Century Park East, Suite 1700, Los Angeles, California 90067 Telephone: 310.312.4000 Fax: 310.312.4224

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